Exhibit 10.10

TEMPLATE

Glowpoint, Inc.
2014 Equity Incentive Plan

Director Restricted Stock Unit Agreement

Glowpoint, Inc., a Delaware corporation (the “Company”), pursuant to its 2014 Equity Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”), the restricted stock units set forth below (individually and collectively referred to as the “Restricted Stock Units”). The grant is subject to and governed by the Plan generally, and all capitalized terms not defined herein shall have the meanings given to such terms in the Plan.
Notice of Restricted Stock Unit Award

Participant	[____________]
Grant Date	[____________]
Number of Restricted Stock Units	[____________]
Vesting Schedule
Except as set forth below, the Restricted Stock Units will vest in accordance with the following schedule, provided Participant remains a member of the Board from the Grant Date to the “Scheduled Vesting Date” set forth below:

Special Vesting Events
Termination of Continuous Service.
In the event Participant ceases to be a member of the Board for any of the reasons set forth below, any unvested Restricted Stock Units shall vest in full as of the date of such cessation of Board service:
 (1) the termination of Participant’s service on the Board as a result of not being nominated for reelection by the Board;
(2) the termination of Participant’s service on the Board because Participant doesn’t stand for reelection as a result of the Company’s stockholders not reasonably being expected to reelect the Participant;
(3) the termination of Participant’s service on the Board because Participant, although nominated for reelection by the Board, is not reelected by the Company’s stockholders;
(4) the termination of Participant’s service on the Board because of (i) Participant’s resignation at the request of the Nominating Committee of the Board (or successor committee), or (ii) Participant’s removal by action of the stockholders or by the Board (in each case other than as a result of Participant’s misconduct); or
(5) the termination of Participant’s service on the Board because of death or disability.

Change in Control
In the event of a Change in Control while Participant is a member of the Board, any unvested Restricted Stock Units shall vest in full immediately prior to such Change in Control.

Payment
The Company shall issue to Participant one share of Common Stock for each Restricted Stock Unit that vests hereunder, with the delivery of such Common Stock to occur as soon as reasonably practicable following, and in no event more than thirty (30) days following, the earlier of (a) the tenth anniversary of the Grant Date, (b) a 409A Change in Control and (c) the date on which Participant has a “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) with respect to Participant’s Board service (any such date on which delivery occurs being a “Delivery Date”). For purposes of this paragraph, a “409A Change in Control” shall mean a Change in Control that also qualifies as a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

Dividend Equivalent Rights
Restricted Stock Units shall have related dividend equivalent rights, which shall entitle Participant on the Delivery Date to receive an additional amount in cash equal to the value of all dividends and distributions made between the Grant Date and the Delivery Date with respect to a number of shares of Common Stock equal to the number of Restricted Stock Units delivered on such date (the “Dividend Equivalent Amounts”). The Dividend Equivalent Amounts shall be accumulated and paid as soon as reasonably practicable following, and in no event more than thirty (30) days following, the Delivery Date of the Restricted Stock Units to which they relate. In the event the related Restricted Stock Units are forfeited, the accumulated Dividend Equivalent Amounts will also be forfeited.

Stockholder Rights	Participant has no stockholder rights with respect to the Restricted Stock Units.
Other Terms and Conditions	Are set forth in the accompanying Restricted Stock Unit Grant Terms and Conditions and the Plan.

By executing this letter below, Participant and the Company agree that the Restricted Stock Units granted hereby are granted under and governed by the terms and conditions of the Plan and this Director Restricted Stock Unit Agreement (including this Notice of Restricted Stock Unit Award and the accompanying Restricted Stock Unit Terms and Conditions) (the “Grant Documents”). Participant hereby represents and acknowledges that he or she has been provided the opportunity to review the Plan and the Grant Documents in their entirety, and Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Grant Documents.
IN WITNESS WHEREOF, the parties have executed this Director Restricted Stock Unit Agreement, effective as of the day and year first above written.

GLOWPOINT, INC		GRANTEE

Name, Title	Date	Signature	Date

Restricted Stock Unit Terms and Conditions

The following terms and conditions apply to the Restricted Stock Units granted to Participant by the Company, as specified in the accompanying Notice of Restricted Stock Unit Award.
1.    Grant of Restricted Stock Units. The Company has issued to Participant the number of Restricted Stock Units set forth above in the Notice of Restricted Stock Unit Award, effective on the Grant Date, and subject to the terms and conditions set forth in the Notice of Restricted Stock Unit Award, these Restricted Stock Unit Terms and Conditions, and the Plan (which is incorporated herein by reference).
2.    Restricted Stock Units Non-Transferable. Restricted Stock Units (and related rights) may not be sold, assigned, transferred by gift or otherwise, pledged, hypothecated, or otherwise disposed of, by operation of law or otherwise.
3.     Vesting. Unless otherwise provided in the Plan, Participant’s Restricted Stock Units shall vest in accordance with the Vesting Schedule and/or upon the Special Vesting Events set forth in the Notice of Restricted Stock Unit Grant.
4.    Payment. Payment in respect of vested Restricted Stock Units shall be made at the time(s) and in the form(s) set forth in the Notice of Restricted Stock Unit Grant.
5.    Termination of Service; Forfeiture. Upon the termination of Participant’s service on the Board for any reason, any Restricted Stock Units that do not or have not vested in accordance with Paragraph 3 and the Notice of Restricted Stock Unit Award shall immediately be forfeited. Upon forfeiture, Participant shall have no further rights with respect to such Restricted Stock Units and related Dividend Equivalent Amounts.
6.    Tax Treatment; Section 409A. Participant may incur tax liability as a result of the receipt of Restricted Stock Units and payments thereunder. Participant should consult his or her own tax adviser for tax advice. Participant acknowledges that the Administrator, in the exercise of its sole discretion and without Participant’s consent, may amend or modify the Grant Document in any manner, and delay the payment of any amounts thereunder, to the minimum extent necessary to satisfy the requirements of Section 409A of the Code. The Company will provide Participant with notice of any such amendment or modification. This Section does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments or to take any other actions or to indemnify Participant for any failure to do so.
7.    Reserved.

8.    Consent Relating to Personal Data. Participant, although under no obligation to do so, voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 8. The Company and its subsidiaries hold, for the purpose of managing and administering the Plan, certain personal information about Participant, including Participant’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Restricted Stock Units and other equity awards or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in Participant’s favor (“Data”). The Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan and the Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Participant authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any shares acquired pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company.

10.    Reserved.

11.    Electronic Delivery. PARTICIPANT HEREBY CONSENTS TO ELECTRONIC DELIVERY OF THE PLAN, AND ANY DISCLOSURE OR OTHER DOCUMENTS RELATED TO THE PLAN, INCLUDING FUTURE GRANT DOCUMENTS (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY MAY DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO PARTICIPANT BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. PARTICIPANT ACKNOWLEDGES THAT HE OR SHE IS ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING PARTICIPANT THAT THE PLAN DOCUMENTS ARE AVAILABLE IN HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION.

12.    Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be given by hand delivery, by e-mail, by facsimile, or by first class registered or certified mail, postage prepaid, addressed, if to the Company, to its Corporate Secretary, and if to Participant, to Participant’s address now on file with the Company, or to such other address as either may designate in writing. Any notice shall be deemed to be duly given as of the date delivered in the case of personal delivery, e-mail, or facsimile, or as of the second day after enclosed in a properly sealed envelope and deposited, postage prepaid, in a United States post office, in the case of mailed notice.

13.    Amendment. The Grant Documents may be amended by the Administrator at any time without Participant’s consent if such amendment does not reduce the benefits to which Participant was entitled. In all other cases, the Grant Documents may not be amended or otherwise modified unless evidenced in writing and signed by the Company and Participant.

14.    Relationship to Plan. Nothing in the Grant Documents shall alter the terms of the Plan. If there is a conflict between the terms of the Plan and the terms of the Grant Documents, the terms of the Plan shall prevail.

15.    Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of these Restricted Stock Unit Terms and Conditions. The invalidity or unenforceability of any provision of the Grant Documents shall not affect the validity or enforceability of any other provision thereof, and each other provision thereof shall be severable and enforceable to the extent permitted by law.

16.    Waiver. Any provision contained in the Grant Documents may be waived, either generally or in any particular instance, by the Administrator appointed under the Plan, but only to the extent permitted under the Plan.

17.    Binding Effect. The Grant Documents shall be binding upon and inure to the benefit of the Company and to Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns.

18.    Rights to Service. Nothing contained in the Grant Documents shall be construed as giving Participant any right to be retained in the service of the Company and the Grant Documents are limited solely to governing the parties’ rights and obligations with respect to the Restricted Stock Units.

19.    Governing Law. The Grant Documents shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law principles thereof.

20.    Company Policies to Apply. The sale of any shares of Common Stock received as payment under the Restricted Stock Units is subject to the Company’s policies regulating securities trading by directors, all relevant federal and state securities laws and the listing requirements of any stock exchange on which the shares of the Company’s Common Stock are then traded. In addition, participation in the Plan and receipt of remuneration as a result of the Restricted Stock Units is subject in all respects to any Company compensation clawback policies that may be in effect from time to time.

21.    Section 409A Compliance. The intent of the parties is that payments and benefits under these Grant Documents comply with the requirements of Section 409A of the Code, and the Grant Documents shall be interpreted and administered accordingly.